Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS JANUARY
COMPARABLE STORE SALES INCREASE SEVEN PERCENT

     PEMBROKE PINES, FL., February 3, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended January 29, 2005 comparable store sales increased seven percent after increasing ten percent during the corresponding four-week period last year. Total sales during the four-week period ended January 29, 2005 increased 11 percent to $74,226,000 compared with $66,969,000 for the comparable four-week period last year.

     Comparable store sales results for January 2005 compared to January 2004 were as follows:

     • Claire’s North America: positive mid single digits

     • Claire’s International: positive low double digits

     • Icing by Claire’s: positive mid single digits

     Sales for the fourth fiscal quarter ended January 29, 2005 increased nine percent to $395,575,000 from $363,983,000 during last year’s comparable fiscal quarter. Comparable store sales increased five percent following an increase of seven percent during last year’s fourth fiscal quarter.

     For Fiscal 2005 in its entirety sales increased 13 percent to $1,279,141,000 compared to sales of $1,132,834,000 for the comparable period last year. Comparable store sales increased eight percent compared to an increase of seven percent during Fiscal 2004.

     Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “We are very pleased with our International results for the month of January. While each region performed well, the improvement in the United Kingdom was truly exceptional. Our International comparable store sales have now been positive for nine months (beginning in May 2004). Our transference of Claire’s North American best practices to Europe, which we have been implementing for more than a year now, is bringing about sustained improvements. We expect to see continued growth in Europe next year and are excited about moving into two new countries as a means of further extending the Claire’s brand.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “In North America, January began on an extremely strong note during the post Christmas and school break time period. It naturally tapered off as students returned to school and then concluded on a more subdued basis as the Midwest, Northeast and Southeast were battered by severe storms that impacted business. Despite the negative impact of those storms, we cleared out merchandise in January, and are entering Fiscal 2006 in a clean inventory position. January’s increased promotional activity will reduce fourth quarter gross profit margins, however, we believe this is the correct course of action. The Spring/Valentine’s Day floor set has been in place since January 13, and we are encouraged by customer reaction to these new offerings.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
May	$89,239	$78,258	14%	10%
June	$116,757	$101,072	16%	11%
July	$98,824	$85,619	15%	9%
August	$98,990	$87,620	13%	7%
September	$105,884	$93,911	13%	10%
October	$91,909	$82,615	11%	9%
November	$97,325	$91,379	7%	3%
December	$224,024	$205,635	9%	5%
January	$74,226	$66,969	11%	7%
Year-to-Date	$1,279,141	$1,132,834	13%	8%

Company Overview

     Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of January 29, 2005, Claire’s Stores, Inc. operated approximately 2,835 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 148 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 57 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and four stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

     This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended

January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

     Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

     Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com